EXHIBIT 1.2
ENTERPRISE PRODUCTS PARTNERS L.P.
4,000,000 Common Units
Representing Limited Partner Interests
FIRST AMENDMENT TO UNDERWRITING AGREEMENT
November 30, 2005
UBS Securities LLC
299 Park Avenue
New York, New York 10171
Dear Sirs:
     Reference is made to that certain Underwriting Agreement, dated November 30, 2005 (the “Underwriting Agreement”), by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), Enterprise Products OLPGP, Inc., a Delaware corporation (“OLPGP”), Enterprise Products Operating L.P., a Delaware limited partnership (the “Operating Partnership” and collectively with the Partnership and OLPGP, the “Enterprise Parties”) and UBS Securities LLC (the “Underwriter”), pursuant to which the Partnership agreed to sell to the Underwriter 4,000,000 common units, each representing a limited partnership interest in the Partnership (the “Common Units”), to the Underwriter and granted to the Underwriter an option to purchase up to an additional 600,000 Common Units. The Enterprise Parties and the Underwriter wish to amend the Underwriting Agreement in accordance with Section 19 of the Underwriting Agreement (this “Amendment”). Capitalized terms used and not defined in this Amendment shall have the respective meanings assigned to them in the Underwriting Agreement.
     The parties to this Amendment hereby agree that Schedule I to the Underwriting Agreement shall be deleted in its entirety and replaced with Schedule I hereto effective as of the time of execution of the Underwriting Agreement. Except as expressly modified by this Amendment, the Underwriting Agreement is unmodified and this Amendment shall not impair the full force and effect of the Underwriting Agreement.
[Signature Pages to Follow]

     If the foregoing correctly sets forth the agreement among the Enterprise Parties and the Underwriter, please indicate your acceptance in the space provided for that purpose below.

Very truly yours, ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products GP, LLC, its general partner
By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Chief Legal Officer

ENTERPRISE PRODUCTS OLPGP, INC.
By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Chief Legal Officer

ENTERPRISE PRODUCTS OPERATING L.P. By: Enterprise Products OLPGP, Inc., its general partner
By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Chief Legal Officer

The foregoing Amendment
to the Underwriting Agreement is
hereby confirmed and accepted
as of the date first set forth above.
By: UBS Securities LLC

By:	/s/ Michael Jamieson

Michael Jamieson Managing Director

By:	/s/ Ryan Moss

Ryan Moss Director

Schedule I
Underwriting Agreement dated November 30, 2005
Pricing Date: November 29, 2005
Registration Statement No. 333-123150
Underwriter: UBS Securities LLC
Title; Purchase Price and Description of Common Units:
     Title: Common Units representing Limited Partnership Interests
     Number of Units to be sold by the Partnership: 4,000,000
     Price to Public per Unit (including accrued dividends, if any): $25.03
     Price to Public — total: $100,120,000
     Underwriting Discount per Unit: $0.51
     Underwriting Discount — total: $2,040,000
     Proceeds to Partnership per Unit: $24.52
     Proceeds to Partnership — total: $98,080,000
     Other provisions: None
Trade Date: November 30, 2005

First Delivery Date, Time and Location:	December 5, 2005 at 10:00 a.m., CST at Vinson & Elkins L.L.P., First City Tower, 1001 Fannin, Houston, Texas
Type of Offering: Non-Delayed
Date referred to in Section 5(i) after which the Partnership may offer or sell securities issued or guaranteed by the Partnership without the consent of UBS Securities LLC: January 13, 2006